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                     November 29, 2022

       Chandan Basho
       Interim Chief Financial Officer
       Apollo Medical Holdings, Inc.
       1668 S. Garfield Avenue, 2nd Floor
       Alhambra, California 91801

                                                        Re: Apollo Medical
Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 001-37392

       Dear Chandan Basho:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services